Exhibit 4.3

Execution Version

SECOND SUPPLEMENTAL INDENTURE

THIS SECOND SUPPLEMENTAL INDENTURE (“Second Supplemental Indenture”), dated as of April 26, 2018, among (i) SOUTHWESTERN ENERGY COMPANY, a Delaware corporation (the “Company”), (ii) A.W. REALTY COMPANY, LLC, a Texas limited liability company, ANGELINA GATHERING COMPANY L.L.C., a Texas limited liability company, DESOTO GATHERING COMPANY, LLC, a Texas limited liability company, SWN DRILLING COMPANY, LLC, a Texas limited liability company, SWN E & P SERVICES, LLC, a Texas limited liability company, SWN ENERGY SERVICES COMPANY, LLC, a Texas limited liability company, SWN INTERNATIONAL, LLC, a Delaware limited liability company, SWN MIDSTREAM SERVICES, LLC, a Texas limited liability company, SWN PRODUCER SERVICES, LLC, a Texas limited liability company, SWN PRODUCTION (ARKANSAS), LLC, a Texas limited liability company, SWN PRODUCTION COMPANY, LLC, a Texas limited liability company, SWN WATER RESOURCES COMPANY, LLC, a Texas limited liability company and SWN WELL SERVICES, LLC, a Texas limited liability company (each Person in this clause (ii), a “Guaranteeing Subsidiary,” and together, the “Guaranteeing Subsidiaries”), each, a subsidiary of the Company, and (iii) U.S. BANK NATIONAL ASSOCIATION, as trustee under the Indenture referred to below (the “Trustee”).

W I T N E S S E T H

WHEREAS, the Company has heretofore executed and delivered to the Trustee a base indenture (the “Base Indenture”), dated as of September 25, 2017, and a first supplemental indenture (the “First Supplemental Indenture,” and the Base Indenture as supplemented by the First Supplemental Indenture, the “Indenture”) dated as of September 25, 2017, providing for the issuance of 7.500% Senior Notes due 2026 (the “2026 Notes”) and 7.750% Senior Notes due 2027 (the “2027 Notes,” and together with the 2026 Notes, the “Notes”);

WHEREAS, the Indenture provides that under certain circumstances, each Guaranteeing Subsidiary shall execute and deliver to the Trustee a supplemental indenture pursuant to which each Guaranteeing Subsidiary shall unconditionally guarantee all of the Company’s obligations under the Notes and the Indenture on the terms and conditions set forth herein (the “Security Guarantee”); and

WHEREAS, pursuant to Section 10.01 of the Indenture, the Trustee is authorized to execute and deliver this Second Supplemental Indenture.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, each Guaranteeing Subsidiary and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders of the Notes as follows:

1.    Capitalized Terms. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

2.    Agreement to Guarantee. Each Guaranteeing Subsidiary hereby agrees in accordance with Section 5.03 of the First Supplemental Indenture to provide an unconditional Security Guarantee with respect to the Notes on the terms and subject to the conditions set forth in the Indenture including, but not limited to, Article 11 thereof.

3.    No Recourse Against Others. An incorporator, director, officer, employee, stockholder or controlling Person, as such, of the Company or any Guaranteeing Subsidiary shall not have any liability for any obligations of the Company under the Notes, the Indenture, this Second Supplemental Indenture or any Security Guarantee or for any claim based on, in respect of or by reason of such obligations or their creation. By accepting a Note, each Holder waives and releases all such liability. The waiver and release are part of the consideration for the issue of the Notes.

4.    Governing Law. THIS SECOND SUPPLEMENTAL INDENTURE AND THE NOTES SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

5.    Counterparts. This Second Supplemental Indenture may be executed in any number of counterparts, each of which when so executed shall be deemed an original; and all such counterparts shall together constitute but one and the same instrument. Delivery of an executed counterpart of this Second Supplemental Indenture by facsimile or electronic transmission shall be equally as effective as delivery of an original executed counterpart of this Second Supplemental Indenture. Any party delivering an executed counterpart of this Second Supplemental Indenture by facsimile or electronic transmission also shall deliver an original executed counterpart of this Second Supplemental Indenture, but the failure to deliver an original executed counterpart shall not affect the validity, enforceability and binding effect of this Second Supplemental Indenture.

6.    Headings. The headings of the Sections of this Second Supplemental Indenture have been inserted for convenience of reference only, are not intended to be considered a part hereof and shall not modify or restrict any of the terms or provisions hereof.

7.    The Trustee. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Second Supplemental Indenture or for or in respect of the recitals contained herein, all of which are made solely by the Company. The Trustee shall not be accountable for the use or application by the Company of the Notes or the proceeds thereof. All of the provisions contained in the Indenture in respect of the rights, privileges, immunities, powers and duties of the Trustee shall be applicable in respect of the Notes and this Second Supplemental Indenture or fully and with like effect as if set forth in full herein.

[Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have caused this Second Supplemental Indenture to be duly executed and attested, all as of the date first above written.

Dated: April 26, 2018

A.W. REALTY COMPANY, LLC
ANGELINA GATHERING COMPANY, L.L.C.
DESOTO GATHERING COMPANY, LLC
SWN DRILLING COMPANY, LLC
SWN E & P SERVICES, LLC
SWN ENERGY SERVICES COMPANY, LLC
SWN INTERNATIONAL, LLC
SWN MIDSTREAM SERVICES, LLC
SWN PRODUCER SERVICES, LLC
SWN PRODUCTION (ARKANSAS), LLC
SWN PRODUCTION COMPANY, LLC
SWN WATER RESOURCES COMPANY, LLC
SWN WELL SERVICES, LLC

By:	/s/ Randall Barron
Name:	Randall Barron
Title:	Vice President & Treasurer

SOUTHWESTERN ENERGY COMPANY

By:	/s/ Randall Barron
Name:	Randall Barron
Title:	Vice President & Treasurer

U.S. BANK NATIONAL ASSOCIATION, as Trustee

By:	/s/ Alejandro Hoyos
Name:	Alejandro Hoyos
Title:	Vice President

[Signature Page to Second Supplemental Indenture]